ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement"), made this 28th day of September, 2007, but effective as of September 24, 2007, by and among ALTRONICS SERVICE, INC., a Florida corporation ("Seller"), INNOVA ROBOTICS AND AUTOMATION, INC., a Delaware corporation ("Innova"), ROBOTIC WORKSPACE TECHNOLOGIES, INC., a Florida corporation ("RWT"), THE TRANSACTION ACQUISITION COMPANY, LLC, a Florida limited liability company ("Buyer") and ALFRED FLEMING ("Fleming").

RECITALS:

A. Seller operates a business devoted to the design, servicing and retrofitting of electronic controllers for machine tools (the "Business").

B. Upon the terms hereinafter set forth, Seller desires to sell and Buyer desires to purchase substantially all of the assets of the Business.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1 SALE AND PURCHASE.

1.1 At the closing (the "Closing"), which shall occur on September __, 2007 (the "Closing Date") Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to all of its assets, including, without limitation, the following (collectively referred to herein as the "Transferred Assets"):

1.1.1 All furniture, fixtures, machinery, computers and other equipment, software and supplies utilized in the Business, a substantially complete list of which is set forth on Schedule 1.1.1 attached hereto;

1.1.2 All inventory and work-in-progress of the Business;

1.1.3 All accounts receivable of the Business;

1.1.4 All other current assets of the Business, including, without limitation, all cash, bank accounts and deposits;

1.1.5 All of the Contracts listed on Schedule 3.8;

1.1.6 All of Seller's Intellectual Property, including, without limitation, all trade secrets, patents, trademarks and tradenames, a complete list of which is set forth on Schedule 1.1.5 attached hereto;

1.1.7 All goodwill associated with the Business (including, without limitation, the name "Altronics Service, Inc." and all variants thereof);

1.1.8 The list of those Persons who have been customers of Seller during the three (3) year period that ends on the Closing Date (collectively, "Seller's Customer List"), a copy of which shall be attached hereto as Schedule 1.1.8;

1.1.9 All Insurance Policies maintained by Seller on the date hereof, a listing of which is set forth on Schedule 1.1.9, attached hereto;

1.1.10 The Seller's web site (including, without limitation, the password, user name and html files);

1.1.11 All covenants not to compete that run in favor of Seller or any of its Affiliates, including, without limitation, the Covenant not to Compete set forth in Article X of the Stock Purchase Agreement;

1.1.12 The telephone and facsimile numbers for the Business; and

1.1.13 All of Seller's work papers, customer files, correspondence files, research and reference manuals, and all other files that are relevant to the Business.

1.2 Except as provided in this Section 1.2, Buyer does not assume and shall not be liable for any of Seller's debts, taxes, contracts, agreements, commitments, obligations, or any other liabilities of any nature whatsoever. At the Closing, Buyer shall assume the following obligations of Seller, and no others:

1.2.1 All of Seller's contracts with customers that are listed on Schedule 1.2.1 attached hereto, including, without limitation, all liabilities with respect to all deposits paid to Seller with respect to such contracts.

1.2.2 All of Seller's accounts payable that were due and owing as of September 14, 2007, less (i) all intracompany debt (*i.e.*, indebtedness of the Seller that is owed to any affiliate of Seller's), and (ii) all amounts due Frank Robison. A complete list of all accounts payable that are being assumed by Buyer is attached as Schedule 1.2.2, attached hereto.

1.2.3 All payroll expense of Seller's for the period commencing as of September 24, 2007.

1.2.4 Those of Seller's other balance sheet liabilities that are shown on Schedule 1.2.4, attached hereto.

1.3 The purchase price (the "Purchase Price") for the Transferred Assets and the Covenant not to Compete set forth in ARTICLE 13 hereof shall be ONE HUNDRED THOUSAND DOLLARS ($100,000.00) payable by a promissory note in the form of the Promissory Note attached hereto as Exhibit "A" (the "Note Portion of the Purchase Price") plus the amount of debt and other liabilities assumed by Buyer pursuant to this Agreement. In addition, as a part of the purchase price, Buyer will assign (or will cause ALFRED FLEMING and ANDREA FLEMING to assign) to Seller (i) Seller's promissory note (the "Promissory Note") in the original principal amount of $100,000.00, and dated March 16,

2007, that was issued to ALFRED FLEMING and/or ANDREA FLEMING pursuant to the Stock Purchase Agreement, and (ii) 250,000 shares of restricted common stock of Seller that were originally issued to ALFRED FLEMING and ANDREA FLEMING pursuant to the Stock Purchase Agreement (the "Restricted Common Stock"). The Note Portion of the Purchase Price shall be executed and delivered by Buyer to Seller at the Closing. Buyer shall use commercially reasonable efforts to cause the repayment of the Note Portion of the Purchase Price in full as promptly as it is able to do so after the Closing.

1.4 Purchase Price shall be allocated among the Transferred Assets and the Covenant Not to Compete provided for in ARTICLE 13 as set forth in Schedule 1.4 hereto. The parties agree to report this transaction for federal income tax purposes in accordance with this allocation of the Purchase Price using IRS Form 8594.

ARTICLE 2 ADDITIONAL COVENANTS AND UNDERTAKINGS.

2.1 At the Closing, Seller shall assign its lease (the "Lease") for the premises where the Business is conducted (4240 James Street, Unit 3, Port Charlotte, Florida 33980) to Buyer.

2.2 All sales and other transfer taxes arising from the sale of the Transferred Assets, if any, shall be paid by the Seller.

2.3 After the Closing Seller shall cooperate with Buyer in transferring the goodwill of the Business to Buyer.

2.4 Promptly after the Closing, and in all events within ten (10) days, Seller shall change its name so that it does not include the word "Altronics Services."

2.5 At or immediately after the Closing, Buyer shall offer employment to the following employees of Seller: Alfred Fleming, Melissa Fleming, Argemiro Diaz, Johnny Goodwin, Kevin Jones, Debra Stewart and Austin Tincher, such employment to be offered pursuant to such terms and conditions as Buyer shall determine in its sole and absolute discretion. Effective as of the Closing, such individuals shall cease to be employed by Seller or any of its Affiliates, and at Closing an Affiliate of Seller's shall (i) reimburse such employees for all properly incurred expenses that have been reported on properly completed employee expense reimbursement forms, and (ii) pay to such employees all unused accrued vacation and paid time off.

2.6 Prior to the Closing Date, no party hereto shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except as may be required by law.

2.7 From the date of this Agreement to the Closing Date, Seller shall/has provide(d) Buyer and its representatives with reasonable access, during normal business hours and upon advance notice, to the Employees, books and records and operations of the Business for

Buyer's continuing review of the Business and the preparation of an integration and transition plan for the Business.

2.8 From and after the Closing, Buyer shall not encumber or grant a security interest in the Transferred Assets until after Buyer has repaid the Note Portion of the Purchase Price in full.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer that as of the date hereof and as of the Closing Date:

3.1 Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted, including, without limitation, the Business. Other than Florida, there are no jurisdictions in which the nature of the Business or the ownership, leasing or holding of Seller's assets makes Seller's qualification as a foreign corporation necessary, except for jurisdictions where the failure to be so qualified or licensed will not have, individually, a material adverse effect on the Business.

3.2 Authorized, Issued and Outstanding Stock. The capital stock of Seller consists of 500 shares of authorized stock of which 280 shares of common stock are issued and outstanding. All of the Stock is owned by RWT, free and clear of any/all liens and encumbrances.

3.3 Powers: Execution. Seller has all requisite corporate power and authority to own, operate and conduct the Business. Seller has all necessary power and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by Seller pursuant to this Agreement (such other agreements and documents, the "Seller Ancillary Agreements"). This Agreement is, and this Agreement and the Seller Ancillary Agreements will be as of the Closing, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the rights of creditors generally, and general equity principles. The Seller Ancillary Agreements include without limitation, the Seller's Certificate referred to in Section 6.5, the Bill of Sale, the Assignment of Lease, the Assignment of Intellectual Property, Seller's Customer List, an assignment of the Insurance Policies,, an assignment of covenant not to compete, an assignment of Seller's web site, an assignment of Seller's telephone and facsimile numbers, and an assignment of the Contracts.

3.4 Breach of Statute or Contract.

3.4.1 Neither the execution and delivery of this Agreement by Seller nor compliance by Seller with the terms and provisions of this Agreement (a) will, except as set forth on Schedule 3.4.1, (i) conflict with, (ii) result in a breach of any of the terms, conditions or provisions of, (iii) constitute a default under, or (iv) require Seller to

obtain any consent, approval or action of, make any filing with or give any notice to any third party under the terms of any material Contracts or other instrument to which Seller is a party or by which Seller is bound; (b) will result in the creation or imposition of any Encumbrance upon or give to others any interest or rights in or with respect to any of the Transferred Assets; or (c) will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to Seller, the Transferred Assets or the Business,

3.4.2 No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Seller of the transactions contemplated hereby.

3.4.3 No Litigation. There is no pending or, to the knowledge of Sellers, threatened Litigation (or, to the knowledge of Sellers, any inquiry or investigation of any governmental authority) involving Seller or the Seller that questions the validity of this Agreement, or any action taken, or to be taken, by Sellers or Seller in connection with this Agreement or that otherwise relates to the Stock, the Transferred Assets or the Business. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Sellers or Seller, or by which Sellers or Seller is or may be bound which relates to the transactions contemplated by this Agreement, the Transferred Assets or the Business,

3.5 Legal Compliance. Seller is not in any material violation of any provision of its organizational documents or of any other instrument, permit, decree, or order. Seller has operated and is currently operating the Business and has maintained its assets in material conformity with all applicable laws, ordinances, regulations and directives (including, without limitation, those pertaining to public health or worker safety, but excluding those pertaining to the environment or the management of pollution or hazardous materials, which are governed by Section 3.14). Seller has in force all Permits (including environmental Permits) necessary to conduct the Business.

3.6 Financial Statements.

3.6.1 Seller has delivered to Buyer copies of the Financial Statements. Those portion of the Financial Statements that cover periods from and after March 16, 2007, (i) are true and complete in all material respects and were prepared in accordance with GAAP consistently applied throughout the periods indicated, and (ii) fairly set forth the results of operations and financial position of the Business, for the period or as of the date indicated, as applicable,

3.6.2 Since March 16, 2007, except as set forth on Schedule 3.6, Seller (i) has not incurred any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, other than in the ordinary course of business consistent in nature and amount with those incurred in comparable prior periods; (ii) has not mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any portion of the Transferred

Assets; (iii) has not discharged, satisfied or paid any lien, charge, encumbrance; or other obligation other than those then required to be discharged, satisfied or paid; (iv) has not sold, transferred, leased to others or otherwise disposed of any portion of the Transferred Assets other than in the ordinary course of business; (v) has not canceled or compromised any debt or claim owed to Seller or released any right of Seller of value except as specifically permitted herein; and (vi) has not received any notice of termination or non-renewal of any Contract or Permit of Seller, except as disclosed in the Schedules.

3.7 Title to and Condition of the Transferred Assets. Since March 16, 2007, Seller has taken no action that would cause the Transferred Assets (in the case of leased assets, Seller's leasehold interest therein) to be encumbered by any security interests or other encumbrances, liens, mortgages, pledges, charges, conditional sale or title retention agreements and restrictions, except liens for property taxes not yet due and payable, and those security interests described on Schedule 3.7 for which full and complete releases will be obtained by Seller at or prior to the Closing. Except as set forth on Schedule 3.7, there are no currently effective Uniform Commercial Code financing statements of record covering any of the Transferred Assets.

3.8 Contracts. The items listed on Schedule 3.8 include all Contracts to which Seller is a party or by which Seller is bound. All of the Contracts are in full force and effect, and neither Seller, nor, to the knowledge of Seller, any other party thereto, is in default in respect of any of the terms or provisions thereof. Except as listed on Schedule 3.8, there are no disputes or disagreements pending or, to the knowledge of Seller, threatened, under any of the Contracts, and, to the knowledge of Seller, there is no basis for any such dispute or disagreement. True and correct copies of the written Contracts have been delivered or made available to Buyer prior to the date hereof.

3.9 Intellectual Property. Except for Intellectual Property licensed from a third party under any of the Contracts, the Intellectual Property listed on Schedule 3.9 (i) includes all of the Intellectual Property necessary to conduct the Business substantially as conducted on the date hereof, and (ii) is owned by Seller. Except as indicated on Schedule 3.9, Seller has not granted, licensed, sublicensed, assigned, transferred or otherwise conveyed any right, title or interest in or to any of its Intellectual Property to any other person, and, to the knowledge of Seller, no person or entity other than Seller has any right to use, license, sublicense or operate under any of its Intellectual Property. None of Seller's Intellectual Property is subject to any pending or, to the knowledge of Seller, threatened challenge or reversion. To the knowledge of Seller, the use of its Intellectual Property by Seller does not infringe on any proprietary right, trademark, trade name or service mark of any other party, nor has Seller received any written notice of any allegation thereof

3.10 Insurance. Except as set forth on Schedule 3.10, there are no claims which relate to the Business or the Transferred Assets currently pending under any of Seller's insurance policies and, to the knowledge of Seller, there is no basis for any such claims. Copies of all of Setter's insurance policies which relate to the Business or the Transferred Assets have been provided to Buyer.

3.11 Related Party Transactions. Except as set forth on Schedule 3.11 none of the Contracts is between or among Seller, on the one hand, and any shareholder of Seller or any Person that is an Affiliate of Seller or any shareholder of Seller, on the other hand.

3.12 Employees and Agents. Schedule 3.12 is a complete and correct list of all current employees of Seller as of the date hereof (the "Employees"). Except as set forth on Schedule 3.12 and except as may be otherwise construed by law, all of the Employees are employed by Seller on an at-will basis. Schedule 3.12 indicates, as to each Employee as of the date hereof, (i) full or part time status; (ii) job title and function; and (iii) date of hire by Seller. Except as set forth in Schedule 3.12, none of the Employees has notified Seller as of the date hereof that such Employee intends to terminate his or her employment with Seller.

3.13 Tax Returns and Payments. Except as set forth on Schedule 3.13, all tax returns and reports of Seller required to be filed on or after March 16, 2007, and on or before the date hereof have been duly prepared and timely filed on or before such date, and all Taxes with respect to such returns and reports have been timely paid. All tax returns and reports of Seller required to be filed after the date hereof in respect of any period prior to or through the Closing Date will be duly prepared and timely filed, and all Taxes with respect to such returns and reports will be timely paid by Seller. Seller has fully accrued on its books and has established adequate reserves for all Taxes payable but not yet due. Except as set forth on Schedule 3.13, there are no tax liens on any of the Transferred Assets, and there is no basis for the assertion of any such tax liens. Except as set forth on Schedule 3.13, there are no actions or proceedings currently pending or, to the knowledge of Seller, proposed or threatened by any taxing authority against Seller. Seller retains any/all responsibility for the results/liabilities of any audits and/or adjustments as a result of any/all federal and state tax returns filed for the Business for all open audit periods prior to the Closing of this Agreement.

3.14 Environmental Matters.

3.14.1 Seller is to the best of its knowledge in compliance in all material respects with all applicable Environmental Laws.

3.14.2 Neither Seller nor any of its Affiliates has, on or after March 16, 2007, received notice or indication advising that Seller or any of such Affiliates is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of any Hazardous Materials arising from current or past activities or operations of Seller in connection with the Business or of any of such Affiliates in connection with their respective businesses.

3.14.3 For purposes of this Agreement, "Environmental Law" means any law, statute, ordinance, rule, regulation or order relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal,

transport or handling of Hazardous Material. "Hazardous Material" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam instillation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyl (PCBs); (b) any chemicals, materials, substances or wastes which are now or hereafter become defined or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority.

3.15 Employee Benefit Plans. Inasmuch as all employees of the Business are provided to the Business through an employee leasing company, all ERISA benefits to which they are entitled are provided to them through that employee leasing company.

3.16 Computer Software. Except for the software listed in Schedule 3.16 being acquired hereunder, all computer programs and software material to the conduct of the Business (i) are regularly and commercially available without restriction on an "over-the-counter" or "off-the-shelf" basis and have been so acquired by Seller, and (ii) have not been written or designed or materially modified specifically for Seller. To the knowledge of Seller, all computer software used by Seller or installed on any computers owned or used by Seller in connection with the Business is either (i) owned by Seller, or (ii) used pursuant to valid and effective licenses from the owners thereof. To the knowledge of Seller, Seller is not in breach or default under any of such licenses, and neither Seller nor any Affiliate of Seller has received any written notice suggesting or alleging that any such breach or default has occurred or that Seller is using or has used any computer software without an appropriate license there from.

3.17 Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is relying thereon in entering into, and performing its obligations under this Agreement. In furtherance of the foregoing, Neither this ARTICLE 3 nor the Schedules attached to this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

3.18 No Undisclosed Liabilities. Except as and to the extent reflected in or reserved against in the Financial Statements, or as set forth on the schedules hereto, and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice, which would not, individually or in the aggregate, give rise to a material liability of Seller, Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Transferred Assets or the Business which would be required to be reflected in or reserved against on a consolidated balance sheet, or in the notes thereto, of the Seller prepared in accordance with GAAP in the United States of America.

3.19 Subsequent Events. Except as listed on Schedule 3.19, since March 16, 2007, there has not been any change in the business or financial condition of Seller taken as a whole that has or is reasonably likely to result in a Seller MAE. Without limiting the generality of the foregoing, since that date Seller has not outside the ordinary course of business:

3.19.1 sold, leased, transferred, licensed, or assigned any material assets, tangible or intangible;

3.19.2 entered into any Contract (or series of related Contracts) involving more than $1,000.00, nor modified any such existing Contracts;

3.19.3 (nor has any other party thereto) accelerated, terminated, made material modifications to, or canceled any material Contract to which Seller is a party or by which it is bound;

3.19.4 imposed any Encumbrance upon any of its assets, tangible or intangible, other than Encumbrances arising from agreements in place as of the last day covered by the Most Recent Financial Statement and set forth on Schedule 3.6;

3.19.5 made or authorized any change in the organizational documents of Seller other than the amendment and restatement of Seller's By-Laws;

3.19.6 experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

3.19.7 granted any increase in the base compensation of or made any other material change in the employment terms or benefits of any of its managers, officers and employees;

3.19.8 made or been subject to any change in its accounting practices, procedures or methods;

3.19.9 discharged or satisfied any Encumbrance or paid any obligation or liability;

3.19.10declared, set aside or made any payment or distribution of cash or other property to any of its equityholders or its other affiliates with respect to such equityholder's equity securities or otherwise, or purchased, redeemed or otherwise acquired any equity securities (including any warrants, options or other rights to acquire its equity securities);

3.19.11made capital expenditures or commitments therefor that amount in the aggregate to more than $1,000.00;

3.19.12Except as may be shown on the A/P Aging Summary attached as Schedule 3.19.12, delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any

other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

3.19.13 made any charitable contributions or pledges exceeding in the aggregate $100.00 or made any political contributions;

3.19.14 taken any action or failed to take any action that has, had or would reasonably be expected to have the effect of accelerating to periods prior to Closing sales to customers or other revenues that would otherwise be expected to take place or be incurred after the Closing; or

3.19.15 committed to do any of the foregoing.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER.

4.1 Organization and Good Standing of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.

4.2 Powers; Execution.

4.2.1 Buyer has all requisite power and authority (i) to own and operate its assets; (ii) to conduct its business; and (iii) to execute, deliver and perform under this Agreement and all other agreements to be executed and delivered by Buyer pursuant to this Agreement (such other agreements, the "Buyer Ancillary Agreements"). The execution and delivery of this Agreement and the Buyer Ancillary Agreements have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement is, and this Agreement and the Buyer Ancillary Agreements will be as of Closing, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the rights of creditors generally and general equity principles. The Buyer Ancillary Agreements, include without limitation, the Buyer's Certificate referred to in Section 7.5, the Note Portion of the Purchase Price, the Promissory Note and an assignment thereof, and the Restricted Common Stock and an assignment thereof.

4.3 Breach of Statute or Contract.

4.3.1 Neither the execution and delivery of this Agreement by Buyer nor compliance by Buyer with the terms and provisions of this Agreement (i) will conflict with or result in a breach of any of the terms, conditions or provisions of any contract or other instrument to which Buyer is a party or by which Buyer is or may be bound or constitute a default there under, or (ii) will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to Buyer.

4.3.2 No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for

the consummation by Buyer of the transactions contemplated hereby. Except as set forth on Schedule 4.3.2, the transactions contemplated hereby will not require Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any third party under the terms of any Contract or other instrument to which Buyer is a party or by which Buyer is bound.

4.4 No Litigation. There is no pending or, to the knowledge of Buyer, threatened Litigation involving Buyer that questions the validity of this Agreement, or any action taken, or to be taken, by Buyer in connection with this Agreement. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Buyer or by which Buyer is or may be bound which relates to the transactions contemplated by this Agreement.

ARTICLE 5 CLOSING.

The closing of the transactions contemplated herein (the "Closing") shall take place at 10:00 A.M. on the Closing Date at the offices of Hahn Loeser + Parks LLP, 880 Laurel Oak Drive, Suite 600, M&I Building, Naples, Florida 34108, or at such other time and location as shall be agreed to by the parties.

ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Buyer in writing:

6.1 Compliance with Covenants. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

6.2 Representation and Warranties. The representations and warranties Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date as if made on such date, except for any changes expressly permitted by the terms of this Agreement and except to the extent such representations and warranties by their terms speak of an earlier date (in which case they shall have been true and correct in all material respects as of such earlier date).

6.3 Absence of Certain Litigation. On the Closing Date, no suit, action, other proceeding, or injunction or other order relating thereto, shall be pending or threatened before any court or other otherwise, which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein, or which might materially and adversely affect the Business.

6.4 Actions of Seller at Closing. The Seller shall have delivered to Buyer those deliveries set forth in ARTICLE 8 .

6.5 Seller's Certificate. Seller shall have executed and delivered to Buyer a certificate to the effect that the representations and warranties set forth in ARTICLE 3 are true, correct and complete, and Seller shall have complied with all obligations imposed on it under this Agreement that are required to be fulfilled prior to the Closing.

6.6 Further Documents. Seller shall have executed and delivered to Buyer such other documents, instruments, agreements and certificates as may be needed (as reasonably determined by Buyer) to carry out the transactions contemplated herein, including such documents, instruments and agreements as Buyer's counsel may reasonably request in connection therewith.

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE.

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Seller in writing:

7.1 Compliance with Covenants. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

7.2 Representation and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as if made on such date, except for any changes expressly permitted by the terms of this Agreement and except to the extent such representations and warranties by their terms speak of an earlier date (in which case they shall have been true and correct in all material respects as of such earlier date).

7.3 Absence of Certain Litigation. On the Closing Date, no suit, action, other proceeding, or injunction or other order relating thereto, shall be pending or threatened before any court or other otherwise, which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

7.4 Actions of Buyer at Closing. At the Closing and unless otherwise waived by Seller, Buyer shall have delivered to Seller those deliveries set forth in ARTICLE 9.

7.5 Buyer's Certificate. Buyer shall have executed and delivered to Seller a certificate to the effect that the representations and warranties set forth in ARTICLE 4 are true, correct and complete, and Buyer has complied with all obligations imposed on it under this Agreement that are required to be fulfilled prior to the Closing.

7.6 Further Documents. Buyer shall have executed and delivered to Seller such other documents, instruments, agreements and certificates as may be needed (as reasonably determined by Seller) to carry out the transactions contemplated herein, including such

documents, instruments and agreements as Seller's counsel may reasonably request in connection therewith.

ARTICLE 8 <u>CLOSING DELIVERIES OF SELLER</u>. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

8.1 A bill of sale in form reasonably acceptable to Buyer pursuant to which Seller shall transfer title to the Transferred Assets to Buyer;

8.2 An assignment of the Lease, and, if requested by Buyer, approved by the landlord thereof;

8.3 Assignments of the Intellectual Property, in such form as shall be reasonably approved by Buyer;

8.4 Seller's Customer List;

8.5 All Insurance Policies and an assignment thereof to Buyer in such form as shall be reasonably approved by Buyer, approved by the insurance companies issuing such Insurance Policies;

8.6 All of Seller's work papers, customer files, correspondence files, research and reference manuals, and all other files that are relevant to the Business;

8.7 An assignment of all covenants not to compete described in Section 1.1.11;

8.8 An assignment of Seller's web site in such form as shall be reasonably approved by Buyer;

8.9 An assignment of Seller's telephone and facsimile numbers for the Business in such form as shall be reasonably approved by Buyer;

8.10 An assignment of the Contracts; and

8.11 Such other instruments of assignment or other documents or instruments as shall be reasonable requested by Buyer in such form as shall be reasonable approved by Buyer.

ARTICLE 9 **<u>CLOSING DELIVERIES OF BUYER</u>** At the Closing, Buyer shall deliver or cause to be delivered to Seller:

9.1 The Note Portion of the Purchase Price;

9.2 The Promissory Note and an assignment thereof in such form as shall be reasonably approved by Seller;

9.3 The Restricted Common Stock and an assignment thereof in such form as shall be reasonably approved by Seller;

9.4 The Membership Interest Pledge Agreement; and

9.5 Such other documents or instruments as shall be reasonable requested by Buyer in such form as shall be reasonable approved by Buyer.

ARTICLE 10 TERMINATION OF AGREEMENT.

10.1 In the event that the transactions contemplated by this Agreement do not close due to a default by Seller (such date of default being hereinafter referred to as the "Option Date"), Buyer, in Buyer's discretion, shall have the right and option upon written notice to Seller within ten (10) days after the Option Date to terminate the transactions contemplated by this Agreement and all of its obligations hereunder and under any and all other documents and agreements entered into in connection with the transactions contemplated by this Agreement.

10.2 In the event that the transactions contemplated by this Agreement do not close due to a default by Seller, and Buyer does not exercise the option provided to it in this ARTICLE 10 then Buyer shall have the right to enforce any and all remedies provided to it under applicable law.

ARTICLE 11 RISK OF LOSS. Seller shall bear the risk of loss or damage to the Business by fire, the elements, condemnation or otherwise between the date of this Agreement and the Closing. If all or any part of the Business is lost or damaged through fire, the elements, condemnation or otherwise (an "Insurable Event"), Buyer may, by written notice to Seller, elect to cancel this Agreement prior to Closing. If Buyer so elects, Seller and Buyer shall be released from all obligations under this Agreement. If Buyer does not elect to cancel this Agreement prior to Closing, this Agreement shall remain in full force and effect and at Closing Seller shall pay to Buyer the sums of money collected by it under policies of insurance or renewals thereof against the loss in question. In addition, if there is an Insurable Event, Seller shall, upon request of Buyer, assign and transfer to Buyer all of its right, title and interest in insurance policies and any further sums payable under the insurance policies and all of their respective right, title and interest in any condemnation awards or settlements that may be made.

ARTICLE 12 FURTHER ASSURANCES; COOPERATION. Subject to the terms and conditions of this Agreement, Seller and Buyer shall in good faith perform their obligations under this Agreement and use their reasonable efforts to cause the conditions precedent and transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other party hereto in order to effect the transactions contemplated by this Agreement. The parties shall cooperate fully with each other and their respective counsel and accountants or designees in connection with any actions required to be taken as part of their respective obligations under this Agreement.

ARTICLE 13 COVENANT NOT TO COMPETE.

13.1 Inducement. This covenant is being executed and delivered by the Seller in consideration of Buyer's purchase of the Business.

13.2 Restricted Activities – Duration. Seller acknowledges and agrees that Seller shall not for a period of three (3) years after the Closing Date within any portion of the United States:

13.2.1 Engage in any aspect of the Business.

13.2.2 Perform services of any kind to any Person who engages in any aspect of the Business.

13.2.3 Have any financial interest in, or aid or assist, financially or otherwise (as a lender, stockholder, or otherwise) any competitor of the Business.

13.2.4 Directly or indirectly disclose to any other person or entity the names of past or present customers of the Business.

13.3 Tolling; Relief of Obligations. In the event that Seller breaches any provision of this ARTICLE 13, such violation (a) shall toll the running of the three (3) year period referred to in Section 13.2 of this Agreement during the period of the breach, and (b) shall relieve Buyer of any obligation to Seller under this Agreement.

13.4 "Blue Penciling" or Modification. If either the length of time, geographic area or scope or restricted business activity set forth in this ARTICLE 13 is deemed unreasonable in any other respect in any court proceeding, the Seller and Buyer agree and consent to such court's modifying or reducing such restriction(s) to the extent deemed reasonable under the circumstances then presented.

13.5 Remedies Inadequate.

13.5.1 Seller expressly agrees and understands that the remedy at law for any breach by Seller of this ARTICLE 13 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon adequate proof of Seller's violation of any legally enforceable provision of ARTICLE 13, Buyer shall be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened of further breach. Nothing in this Agreement shall be deemed to limit Buyer's remedies at law or in equity for any breach by Seller of any of the provisions of ARTICLE 13 which may be pursued or availed of by Buyer. Without limiting the generality of the immediately preceding sentence, any covenant on Seller's part contained in ARTICLE 13, which may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.

13.5.2 The Seller has carefully considered, and has had adequate time and opportunity to consult with its own counsel or other advisors regarding the nature and extent of the restrictions upon them and the rights and remedies conferred upon Buyer under ARTICLE 13, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to Buyer, do not stifle the inherent skill and experience of Seller, would not operate as a bar to Seller's sole means of support,

are fully required to protect the legitimate interests of Buyer and do not confer a benefit upon Buyer disproportionate to the detriment to Seller.

13.6 The covenants and agreements made by Seller in this ARTICLE 13 shall survive full payment by Buyer of the amounts to be paid by it pursuant to this Agreement and shall continue for the period necessary to enable Buyer to obtain the full benefit of the bargain reflected in this ARTICLE 13.

ARTICLE 14 SELLER'S AGREEMENT TO INDEMNIFY.

14.1 Subject to the terms and conditions of this ARTICLE 14, Seller shall indemnify, defend and hold harmless Buyer, and its officers, managers, members, employees and agents from and against any and all claims, causes of actions, losses, damages (compensatory, punitive or other), deficiencies, taxes of any kind or type whatsoever, liabilities, obligations, reimbursements, costs and expenses of any kind or nature, penalties, fines, expenses (including reasonable attorneys' and experts' fees and expenses) (collectively, a "Claim") and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") suffered or incurred by any of them arising from, relating to or otherwise in respect of (a) any inaccuracy in any representations or warranties contained in ARTICLE 3 of this Agreement, or (b) any breach or non-fulfillment by Seller of any of its covenants contained in this Agreement or any agreement delivered pursuant to this Agreement.

14.2 Except as otherwise provided herein, in the event any third party asserts a Claim with respect to any matter as to which the provisions of this ARTICLE 14 applies (a "Third Party Claim"), the party or parties against whom the Claim is asserted (whether singular or plural, the "Indemnitee") shall give prompt written notice to Seller in reasonable detail so that Seller is or will be able to reasonably understand the basis of the Claim; provided that the failure of the Indemnitee to provide such notice shall not relieve Seller of its obligations hereunder except to the extent they are materially prejudiced thereby. Thereafter, Seller shall have the right at its election to take over the defense or settlement of the Third Party Claim at its own expense by giving prompt notice to the Indemnitee. If Seller does not give such notice and does not proceed diligently so to defend the Third Party Claim within fifteen (15) days after receipt of the notice of the Third Party Claim, Seller shall be bound by any defense or settlement that the Indemnitee may make as to those Claims and shall reimburse the Indemnitee for its Losses and expenses related to the defense or settlement of the Third Party Claim. Subject to Seller's retaining control of the Claim or settlement thereof, the Indemnitee shall, at its option and expense, have the right to participate in the defense of any Claim defended by Seller (except that Seller shall not be responsible for the fees and expenses of counsel to Indemnitee unless agreed to in writing). The parties shall cooperate in defending against any asserted Third Party Claims.

14.3 Anything in this ARTICLE 14 to the contrary notwithstanding, (i) if there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right, at its own cost and expense, to defend, compromise or settle such Claim;

provided, however, that if such Claim is settled without Seller's consent (which consent shall not be unreasonably withheld or delayed), the Indemnitee shall be deemed to have waived all rights hereunder against Seller for money damages arising out of such Claim, and (ii) Seller shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment (A) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee a release from all liability in respect to such Claim, or (B) if such settlement, compromise or consent involves the imposition of equitable remedies or the imposition of any obligations on such Indemnitee other than financial obligations for which such Indemnitee will be fully indemnified hereunder.

ARTICLE 15 MISCELLANEOUS.

15.1 Seller and Buyer represent and warrant to each other that such party has not dealt with any broker, agent or other finder in connection with the transaction contemplated by this Agreement, and each of Seller and Buyer agrees to indemnify and forever hold the other harmless from and against any loss, cost or expense incurred in connection with any claim for any commission or fee which may arise by reason of the actions of such party.

15.2 All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given as if delivered by hand or certified mail or by facsimile transmission, receipt confirmed, to the parties at the following addresses (or such other address for a party as shall be specified by notice given pursuant hereof):

15.2.1 If to Buyer, to:

The Transaction Acquisition Company, LLC
4240 James Street, Unit 3
Port Charlotte, Florida 33980
Fax: (941) 766-0015

with a copy to:

Jeffrey M. Folkman, Esq.
Hahn, Loeser + Parks LLP
800 Laurel Oak Drive, Suite 600
M&I Building
Naples, Florida 34108
Fax: (239) 592-7716

15.2.2 If to Seller, to:

Altronics Service, Inc.
15870 Pine Ridge Road, Unit 3
Ft. Myers, Florida 33908
Fax: 239/466-7270

with a copy to: Linda Robison
2659 West Gulf Drive
Unit B102
Sanibel, Florida 33957
Fax: (239) 472-0083

15.3 All schedules to this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

15.4 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

15.5 This Agreement and the documents to be delivered hereunder constitute the entire understanding and agreement among the parties hereto concerning the subject matter hereof. All negotiations between the parties hereto are merged in to this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise in relation thereto between the parties other than those incorporated herein or to be delivered hereunder.

15.6 This Agreement shall in all respects be interpreted and construed in accordance with and governed by the internal laws of the State of Florida.

15.7 This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.8 The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

15.9 Neither this Agreement nor any term hereof may be amended, released, discharged, abandoned, changed or modified in any manner except by an instrument in writing which refers to this Agreement and is executed by the parties hereto.

15.10 Arbitration. Except with respect to Buyer's right to enforce the provisions of ARTICLE 13, all controversies, claims, and other matters in question arising out of or relating to this transaction or this Agreement or its breach will be settled as follows:

15.10.1Buyer and Seller will have thirty (30) days from the date a dispute arises between them to attempt to resolve the matter through mediation, failing which the parties will resolve the dispute through neutral binding arbitration in Lee County, Florida. The award will be based on the greater weight of the evidence and will state findings of fact and the contractual authority on which it is based. If the parties agree to use discovery, it will be in accordance with the Florida Rules of Civil Procedure and the arbitrator will resolve all discovery-related disputes. This clause will survive the Closing.

15.10.2Mediation, Arbitration and Expenses of both: "Mediation" is a process in which parties attempt to resolve a dispute by submitting it to an impartial mediator who facilitates the resolution of the dispute but who is not empowered to impose a

settlement on the parties. Mediation will be in accordance with the rules of the American Arbitration Association ("AAA") or other mediator agreed to by the parties. The parties will equally divide the mediation fee, if any. "Arbitration" is a process in which the parties resolve a dispute by a hearing before a neutral person who decides the matter and whose decision is binding on the parties. Arbitration will be in accordance with the rules of the AAA or other arbitrator agreed to by the parties. Each party to any arbitration will pay its own fees, costs and expenses, including attorneys' fees, and will equally split the arbitrators' fees and administrative fees of arbitration. In a civil action to enforce an arbitration award, the prevailing party to the arbitration shall be entitled to recover from the nonprevailing party reasonable attorneys' fees, costs and expenses.

15.11 Assignment. Seller may not transfer, assign or delegate this Agreement or any right or obligation hereunder, in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written consent of Buyer, which may be given or withheld in Buyer's sole and absolute discretion. Buyer may transfer, assign or delegate this Agreement or any right or obligation hereunder (including, without limitation, the provisions of ARTICLE 13 hereof), in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written consent of the Seller.

15.12 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

"**Affiliate**" means any Person that directly, or indirectly through one or more Persons, Controls, is Controlled by, or is under common Control with, the Person specified, and any officer, director or controlling Person of the Person specified.

"**Business**" is defined as provided in the Recitals.

"**Buyer**" has the meaning ascribed to it in the forepart of this Agreement.

"**Buyer Ancillary Agreements**" has the meaning ascribed to it in Section 4.2.1.

"**Closing**" has the meaning ascribed to it in ARTICLE 5.

"**Closing Date**" has the meaning ascribed to it in ARTICLE 5.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Contracts**" means all written and oral contracts, agreements, employment agreements, consulting agreements and service agreements, in each case including all amendments thereto.

"**Control**" and derivations thereof means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Employees**" has the meaning ascribed to it in Section 3.12.

"**Encumbrances**" means all liabilities, obligations, pledges, security interests, liens, claims, encumbrances or charges.

"**Environmental Law**" has the meaning ascribed to it in Section 3.14.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended.

"**ERISA Plans**" has the meaning ascribed to it in Section 3.15.

"**Financial Statements**" means the financial statements of Seller for the years ended December 31, 2005 and December 31, 2006 and for the eight (8) month period ending August 31, 2007 (the "Most Recent Financial Statement"), all of which have been prepared in accordance with GAAP USA and reviewed by Seller's CPA.

"**Fleming**" means Alfred Fleming.

"**GAAP USA**" means generally accepted accounting principles, consistently applied throughout the specified periods and in the immediately prior comparable period as applied in the United States of America ("USA").

"**Hazardous Material**" has the meaning ascribed to it in Section 3.14.

"**Insurance Policies**" means all policies of insurance that provide any insurance coverage to Seller relating to the Transferred Assets, the Business, or the premises where the Business is operated, including, without limitation, all policies of property, fire and casualty, business interruption, product liability and liability insurance.

"**Intellectual Property**" means all patents and patent rights, trademarks and trademark rights, trade secrets, inventions, service marks, designations, logos, copyrights and copyright rights, customer lists, drawings and designs and lists of contacts in the motion control industry.

"**Litigation**" means any litigation, .judicial, administrative or arbitral action, proceeding or claim.

"**Note Portion of the Purchase Price**" has the meaning ascribed to it in Section 1.3.

"**Permits**" means all permits, licenses, franchises, certificates of authority and other governmental authorizations, approvals and consents.

"**Person**" means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

"**Restricted Common Stock**" has the meaning ascribed to it in Section 1.3.

"**Seller**" has the meaning ascribed to it in the forepart of this Agreement.

"**Seller Ancillary Agreements**" has the meaning ascribed to it in Section 3.3.

"**Seller MAE**" means an effect materially and adversely affecting the ability of Seller to conduct the critical aspects of the Business substantially as conducted on the date hereof.

"**Seller's Customer List**" has the meaning ascribed to it in Section 1.1.8.

"**Stock Purchase Agreement**" means the Stock Purchase Agreement, dated March 16, 2007, by and among, RWT, ALFRED FLEMING and ANDREA FLEMING (the "Stock Purchase Agreement").

"**Tangible Personal Property**" means all machinery, mobile or otherwise, equipment (including computer hardware and communications equipment), equipment including research and development equipment, testing equipment and metrology equipment, vehicles, tools, fixtures, furniture anti furnishings and other personal property.

"**Taxes**" means all taxes, assessments, fees, interest penalties and governmental charges.

"**Third Party Claims**" has the meaning ascribed to it in Section 14.2.

15.13 Interpretation. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the Feminine, and vice versa. The term "includes" or "including," shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement.

15.14 Guaranty of Seller's Obligations. Innova and RWT, jointly and severally, guaranty all obligations of Seller under this Agreement and all other documents and instruments executed and delivered by Seller pursuant to this Agreement, including without limitation, all Seller Ancillary Agreements. In connection with such guaranty, Innova and RWT, jointly and severally, hereby absolutely and unconditionally guarantee the prompt payment in full to Buyer of all amounts due Buyer under this Agreement and all other documents and instruments executed and delivered by Seller pursuant to this Agreement, including without limitation, all Seller Ancillary Agreements, as and when due and payable. If any such amount or any part thereof shall not be paid in full punctually when due and payable, Buyer shall have the right to proceed directly against Innova and RWT or either of them regardless of whether or not Buyer shall have previously proceeded or shall then be proceeding against Seller. In addition, in the event that Seller breaches any of its non-financial covenants under this Agreement or any other documents or instruments executed and delivered by Seller pursuant to this Agreement, including without limitation, all Seller Ancillary Agreements, Buyer shall have the right to proceed directly against Innova and RWT or either of them regardless of whether or not Buyer shall have previously proceeded or shall then be proceeding against Seller.

Guaranty of Buyer's Obligations. Fleming does hereby guaranty all obligations of Buyer under this Agreement and all other documents and instruments executed and delivered by Buyer pursuant to this Agreement, including without limitation, all Buyer Ancillary

Agreements. In connection with such guaranty, Fleming hereby absolutely and unconditionally guarantees the prompt payment in full to Seller of all amounts due Seller under this Agreement and all other documents and instruments executed and delivered by Buyer pursuant to this Agreement, including without limitation, all Buyer Ancillary Agreements, as and when due and payable. If any such amount or any part thereof shall not be paid in full punctually when due and payable, Seller shall have the right to proceed directly against Fleming regardless of whether or not Seller shall have previously proceeded or shall then be proceeding against Buyer. In addition, in the event that Buyer breaches any of its non-financial covenants under this Agreement or any other documents or instruments executed and delivered by Buyer pursuant to this Agreement, including without limitation, all Buyer Ancillary Agreements, Seller shall have the right to proceed directly against Fleming regardless of whether or not Seller shall have previously proceeded or shall then be proceeding against Buyer.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

BUYER:

THE TRANSACTION ACQUISITION COMPANY, LLC

By: Alfred Fleming

Title: Manager

SELLER:

ALTRONICS SERVICE, INC.

By: Eugene V. Gartlan

Title: President

INNOVA (a guarantor pursuant to Section 15.14):

INNOVA ROBOTICS AND AUTOMATION, INC.

By: Eugene V. Gartlan

Title: Chief Executive Officer

RWT (a guarantor pursuant to Section 15.14):

ROBOTIC WORKSPACE TECHNOLOGIES, INC.

By: [signature]
Title: President

FLEMING (a guarantor pursuant to Section 15.15):

[signature]
Alfred Fleming

Schedules

1.1.1 Furniture, fixtures, machinery, computers and other equipment, software and supplies utilized in the Business.
In the possession of the Transaction Acquisition Company

1.1.5 Intellectual Property
ASI Logo trademarked - in possession of the Transaction Acquisition Company

1.1.18 Customer List
Will be provided in the transfer of QuickBooks Administration and by flash disk.

1.1.9 Insurance
Insurance was provided via blanket coverage under Seller with its other entities. Buyers will be required to get insurance.

1.2.1 Contracts - liabilities
Any contract with current Altronics Service, Inc. customers. These contracts are in the possession of the Transaction Acquisition. Company

1.2.2 Accounts Payables as of September 14, 2007 assumed by Buyer
Attached 1.2.2 a Payables
Attached 1.2.2 b Other Payables

1.2.4 Other Balance Sheet Liabilities Assumed by Buyer
Attached

1.4 Purchase Allocation Schedule
Attached

3.4.1 Liabilities and Obligations
None

3.7 UCC Financing Statements
None

3.8 Contracts
In possession of the Transaction Acquisition Company

Schedule 1.2.2 a.

Altronics Service, Inc.
A/P Aging Summary
As of September 14, 2007

	Current	1 - 30	31 - 60	61 - 90	91 and over	Total
Allied Electronics, Inc.	769.48	-849.65	9,122.45			9,042.28
Beckhoff Automation, LLC.			33,816.47			33,816.47
CMPG	1,500.00					1,500.00
CyberResearch Inc.	1,620.66					1,620.66
Decitek Corp.			1,367.24			1,367.24
Derek Morton	1,060.53	832.54	926.99			2,820.06
Digi-Key Corporation		155.55				155.55
Embarq	474.42					474.42
FDN Communications-2009685 (Internet)		7.39	7.29			14.68
Federal Express Corp.			12.00			12.00
Florida Power & Light 06310-39161		242.44				242.44
Florida Power & Light 44130-48168	43.70					43.70
Florida Power & Light 82395-10269		19.07				19.07
FMA Communication, Inc.	760.75					760.75
Glentek	13,082.43	9,604.41				22,686.84
Measurement Computing				-82.50		-82.50
Miller Bearings, Inc.			538.55			538.55
Newark inone	127.42	8,493.75	8,496.43			17,117.60
Praxair Distribution Southeast	85.38					85.38
Rent a Genius		2,589.46				2,589.46
Trojan Electronic Supply Co. LTS (Landlord)		2,540.46				2,540.46
UPS 3F8R90	251.53	1,524.57				1,776.10
Waste Management	122.39	120.72				243.11
TOTAL	$ 19,898.69	$ 25,280.71	$ 54,287.42	-$ 82.50	$ 0.00	$ 99,384.32

Schedule 1.2.2 b.

Services or Goods either purchased or delivered on or before 9/14/07

Necessary for Business		Amount	Notes
FDN -internet		7.51	Service for 9/15 - 10/14
Rent a Genius		319.56	
UPS		124.21	Service for 9/12, 9/14, 9/20
UPS		397.83	
FPL		45.21	Service for 8/17-9/18
FPL		12.18	Service for 8/17-9/18
FPL		250.45	Service for 8/17-9/18
Trojan Electric		100.00	Late fee
	$	**1,256.95**	
Banking Fees			
Bank of America Credit Line		349.54	Finance charge
Regions		49.00	Late fee
Regions		421.90	Finance charge
Bank of America		39.00	Late fee
Am South/ Regions		76.30	Late fee
	$	**935.74**	
OTHER			
Decitek Corp.		3,213.00	Posted sometime on the 14th - Inia
UPS		293.58	Posted sometime on the 14th - Inia
Anatek corp		194.00	in file waiting for approval
	$	**3,700.58**	
	$	**5,893.27**	

1.2.2 a	$ 99,384.32
1.2.2 b.	$ 5, 893.27
Total	$ 105,277.59

Schedule 1.2.4

Liabilities		
Credit Cards		
2100 Credit Card - Advanta		9,184.45
2105 Credit Card - Amsouth		37,266.70
2110 Credit Card - Bank of America		28,308.35
	$	**74,759.50**
Other Current Liabilities		
2160 Customer Deposits	$	**68,075.00**
Long Term Liabilities		
2501 Loan - Amsouth Flex Line		38,301.29
2502 Loan - Bank of America		37,327.39
2503 Loan - Bank of America LOC		41,489.76
	$	**117,118.44**
Total	$	**259,952.94**

Schedule 1.4

Asset Sale of Altronics Service, Inc to Transaction Acquisition Company

The purchase allocation is as follows:

Cash	$136.24
Accounts Receivable	$47,096.44
Inventory	$441,108.37
Fixed Assets	$49,230.46
Goodwill/Non-Compete	$165,833.00
Total Assets	$703,404.51